EXHIBIT 77O TRANSACTIONS EFFECTED PURSUANT TO RULE 10f-3 John Hancock International Equity Fund purchased 10,400 shares of common stock in an offering of 760,100,000 shares of common stock (issuer-Friends Provident
     PLC) at a price of $2.25 on July 6, 2001. The seller to the fund was Merrill Lynch. The underwriting syndicate included Merrill Lynch International, Goldman Sachs International, Cazenove, Foxx-Pitt, Kelton, HSBC. The determinations required pursuant to Rule 10f-3 were made in reliance on written representations by Nicholas Applegate Capital Management including a section 10f-3 compliance report.